CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION OF
PREFERENCES AND RIGHTS OF
SERIES C CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK
OF
FOXO TECHNOLOGIES INC.

FOXO Technologies Inc., a corporation organized under and existing under the laws of the State of Delaware (the "**Corporation**"), certifies that:

FIRST: The name of the Corporation is FOXO Technologies Inc. The Corporation was originally incorporated under the name "Delwinds Insurance Acquisition Corp."

SECOND: The Corporation's Certificate of Designation of Preferences and Rights of Series C Cumulative Convertible Redeemable Preferred Stock (the "**Series C Preferred Stock**") was filed with the Secretary of State of the State of Delaware on November 27, 2024.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the Delaware General Corporation Law (the "**DGCL**") adopted resolutions to eliminate Section 6(e) of the Certificate of Designation of Preferences and Rights of Series C Preferred Stock in its entirety and renumber all subsections contained in Section 6 thereof accordingly.

FOURTH: This Certificate of Amendment to the Certificate of Designation of Preferences and Rights of Series C Preferred Stock was duly adopted by the Corporation's directors and stockholders in accordance with the applicable provisions of Sections 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation of Preferences and Rights of Series C Preferred Stock to be signed and attested this 15th day of May 2025.

FOXO TECHNOLOGIES INC.

Seamus Lagan
Seamus Lagan
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:37 AM 05/16/2025
FILED 10:37 AM 05/16/2025
SR 20252360963 - File Number 7949696